                                                                    EXHIBIT 23.3


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of SFX Entertainment, Inc. of our reports on the consolidated financial statements of PACE Entertainment Corporation and subsidiaries dated December 15, 1997 (except with respect to the matters discussed in Note 12, as to which the date is December 22, 1997) and Pavilion Partners dated December 15, 1997 (except with respect to the matters discussed in Note 11, as to which the date is December 22, 1997) which appear in the Current Report on Form 8-K of SFX Entertainment, Inc. dated April 14, 1999.





/s/ ARTHUR ANDERSEN LLP



Houston, Texas
August 2, 1999